                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                   (unaudited)


In the computation of the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, adjusted to add back fixed charges (excluding capitalized leases). "Fixed charges" consist of interest on all indebtedness, including both amounts expensed and amounts capitalized. The table below sets forth the computation of the Ratio of Earnings to Fixed Charges for each of the five years in the period ended June 30, 1997, and for the nine months ended March 31, 1998.

                                    Nine Months Ended
                                        March 31,                                   Year Ended June 30,
                                    -----------------   -------------------------------------------------------------------------
                                           1998            1997            1996            1995            1994            1993
                                        ---------       ---------       ---------       ---------       ---------       ---------
Income before income taxes,
  extraordinary item, and change
  in accounting principle               $ 209,396       $ 227,740       $ 146,130       $    (270)      $  33,745       $  39,584
add:
  Interest expense                         13,098          12,455          19,216          20,434          22,318          26,991
  Portion of rents representative
    of interest factor (a)                  6,268           9,804          11,550          11,550          12,870          12,870
  Equity in net losses of Ericsson
    Raynet joint venture                       --              --          29,818          85,946              --              --
less:
  Capitalized interest                       (602)           (393)           (660)           (724)         (1,172)           (362)
                                        ---------       ---------       ---------       ---------       ---------       ---------
Income as adjusted                      $ 228,160       $ 249,606       $ 206,054       $ 116,936       $  67,761       $  79,083
                                        =========       =========       =========       =========       =========       =========


Fixed Charges:
  Interest expense                      $  13,098       $  12,455       $  19,216       $  20,434       $  22,318       $  26,991
  Portion of rents representative
    of interest factor (a)                  6,268           9,804          11,550          11,550          12,870          12,870
  Debt prepayment penalty (b)                  --              --              --           7,814              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
Fixed Charges                           $  19,366       $  22,259       $  30,766       $  39,798       $  35,188       $  39,861
                                        =========       =========       =========       =========       =========       =========

Ratio of earnings to fixed charges          11.78           11.21            6.70            2.94            1.93            1.98
                                        =========       =========       =========       =========       =========       =========



(a)  Calculated as approximately
     one-third of rental expense,
     representing a reasonable
     approximation of such rentals
     attributable to interest.

(b)  Represents effective interest
     charged on the early retirement of
     debt. Recorded as an extraordinary
     loss on the income statement.